UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 17, 2006

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	0-26823	73-1564280
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 600, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On April 17, 2006, Alliance Resource Partners, L.P (the “Partnership”) received an informal communication from the majority owner of Synfuel Solutions Operating, LLC, (“SSO”), which stated that effective April 23, 2006, due to the increase in the wellhead price of domestic crude oil, SSO intends to exercise its contractual right to suspend until further notice operation of its coal synfuel production facility located at the Partnership’s Warrior Coal, LLC (“Warrior”), mining complex in Hopkins County, Kentucky. The Partnership receives fees from coal sales, rental, marketing and other services provided to SSO pursuant to various long-term agreements associated with the coal synfuel facility located at Warrior. These agreements, which expire on December 31, 2007, are dependent on the ability of SSO to use certain qualifying federal income tax credits available to the coal synfuel facility and are subject to early cancellation if the synfuel tax credits become unavailable to SSO due to a rise in the price of crude oil or otherwise. SSO has advised the Partnership that resumption of operations of the synfuel facility is dependent on the price of crude oil in the future. In anticipation of the suspension of operations at the SSO coal synfuel production facility, the Partnership will sell coal directly to SSO’s synfuel customers under “back up” coal supply agreements, which automatically provide for the sale of the Partnership’s coal in the event these customers do not purchase coal synfuel from SSO. The Partnership has also entered into agreements with the owners of two other coal synfuel production facilities—PC Indiana Synthetic Fuel #2, L.L.C. (“PCIN”), related to its coal synfuel facility located at the Partnership’s Gibson County Coal, LLC mining complex in Gibson County, Indiana and Mt. Storm Coal Supply, LLC (“Mt. Storm Coal Supply”), related to its coal synfuel facility located at Virginia Electric and Power Company’s Mt. Storm power station, which is adjacent to the Partnership’s Mettiki Coal, LLC mining complex in Garrett County, Maryland. The PCIN and Mt. Storm Coal Supply synfuel facilities currently remain in operation; however, the continued operation of these facilities cannot be assured as the operators of these facilities have similar contractual right to suspend production due to higher oil prices. For 2006, the incremental net income benefit to the Partnership from all of its coal synfuel-related agreements is expected to be in the range of approximately $26.0 million to $28.0 million, assuming that coal pricing would not increase without the availability of synfuel. Approximately $19.8 million of the 2006 estimated incremental net income benefit was attributable to the SSO facility, of which approximately $8.0 million was realized by the Partnership prior to SSO’s anticipated suspension of operations at Warrior. Pursuant to its agreement with SSO, the Partnership is not obligated to make retroactive adjustments or reimbursements if SSO’s synfuel tax credits are disallowed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC, its managing general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III
President and Chief Executive Officer

Date: April 18, 2006

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